Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 2, 2020 (except for the stock split described in Note 16, as to which the date is October 22, 2020) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-249369) and the related Prospectus of Galecto, Inc. dated October 22, 2020.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

October 22, 2020